                                                  EXHIBIT 12



                    ASSOCIATES FIRST CAPITAL CORPORATION

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Dollar Amounts in Millions)



                                               Three Months Ended
                                                    March 31
                                              1996            1995

Fixed Charges (a)

  Interest expense                           $580.5          $509.2

  Implicit interest in rent                     4.8             4.4

    Total fixed charges                      $585.3          $513.6

Earnings (b)

  Earnings before provision for income
   taxes                                     $316.8          $273.8

  Fixed charges                               585.3           513.6

    Earnings, as defined                     $902.1          $787.4


Ratio of Earnings to Fixed Charges             1.54            1.53


(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

(b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.